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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                         SecureCARE Technologies, Inc..
             (Exact name of registrant as specified in its charter)


            NEVADA                         7374                82-0255758
       (State or other              (Primary standard        (IRS employer
jurisdiction of incorporation   industrial Classification    identification
       or organization)                   number)                number)

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          Consulting Agreement Between the Registrant and Howard Alweil
                            (Full title of the plan)

                         3001 Bee Caves Road - Suite 150
                               Austin, Texas 76756
          (Address and telephone number of principal executive offices)

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                         3001 Bee Caves Road - Suite 150
                               Austin, Texas 76756
                    (Address of principal place of business)

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                      Neil Burley, Chief Financial Officer
                          SecureCARE Technologies, Inc.
                         3001 Bee Caves Road - Suite 150
                               Austin, Texas 76756
                                 (512) 439-3900
            (Name, address and telephone number of agent for service)

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                                   Copies to:
                             Frank J. Hariton, Esq.
                              1065 Dobbs Ferry Road
                          White Plains, New York 10607
                              Phone: (914) 674-4373


                         CALCULATION OF REGISTRATION FEE
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Title of                                     Proposed               Proposed
Securities                                   Maximum                Maximum
To be                   Amount to be         Offering Price         Aggregate              Amount of
Registered              Registered           Per Share              Offering Price         Registration Fee
---------------         ----------           ---------              --------------         ----------------
Common Stock            300,000              $0.25 (2)              $ 75,000               $ 8.03 (3)
Par value $.001         shares (1)
Per share
===========================================================================================================

(1) Represents 300,000 shares to be issued pursuant to the above mentioned consulting agreement (the "Plan").

(2) Represents the closing price of the Common Stock on the OTCBB on February 8, 2006.

(3) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the declared fair market value as of February 8, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         This Registration Statement on Form S-8 (the "Registration Statement") of SecureCARE Technologies, Inc., a Nevada corporation, (the "Registrant") cover 300,000 shares of the Registrant's common stock, par value $.001 per share ("Common Stock").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

         1) The Company's annual report on Form 10-KSB for the period ended December 31, 2004.

         2) The Company's quarterly reports on Form 10-QSB for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, and

         3) All additional reports filed by the Company with the Commission pursuant to section 13(a), 14(c) or 15(d) of the Exchange Act after December 31, 2004.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which de-registers all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         General.   The Registrant is authorized to issue fifty million
(50,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock") in series as designated by the Board of Directors. 3,000,000 shares of Preferred Stock have been designated Series A Preferred Stock and 1,500,000 shares of preferred stock have been or will be designated Series B Preferred Stock. The Registrant has 20,304,000 shares of Common Stock; and 1,955,000 shares of Series A Preferred Stock and 1,427,273 shares of Series B Preferred Stock issued and outstanding on the date hereof. The Company's Board of Directors has authority, without action by or vote of the Company's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares.

Common Stock   The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Dividend Policy.   The Registrant has not declared or paid cash dividends or
made distributions on either its common or preferred shares in the past, and the Registrant does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Registrant has not entered into any credit or other agreements that would restrict its ability to pay dividends, however, the Registrant currently intends to retain and reinvest future earnings, if any, to finance its operations.

Transfer Agent.    The transfer agent for the Registrant's common stock is

         Fidelity Transfer
         1800 SW Temple Dr.
         Suite 301
         Salt Lake City, Utah  84115

Description of Series A Preferred Stock

Series A Description:

The Company has designated a series of Preferred Stock as Series A Preferred Stock. Holders of the Series A preferred stock are entitled to vote upon all matters upon which holders of the common stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of common stock into which the shares of preferred stock, pursuant to certain conversion and anti-dilution rights, could be converted on the appropriate record date. The holders of the Series A preferred stock are entitled to receive out the assets of the Corporation legally available therefore, dividends at the rate of 5 percent of the stated value ($1.00 per share), payable on an annual basis, either in cash or in shares of the Company's common stock, par value $0.001 per share, based on the fair market value of the common stock on the date the dividend is declared, at the option of the Company. The holders of the Series A preferred stock will have preference in payment of dividends over the holder's of common stock. Dividends on the Series A preferred stock are payable when declared by the board of directors. As of the date hereof, no dividends on the Series A preferred stock have been declared. The period for which dividends will be paid will be determined by the board of directors at the time of dividend declaration. The Certificate of Designation for the series A preferred stock does not provide a specific provision for the accumulation of dividends; therefore no dividends or dividends payable have been recorded as of December 31, 2005. In the event of a liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of the shares of Series A preferred stock then issued and outstanding are entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment is made to the holders of shares of common stock or upon any other series of preferred stock of the Company that is junior to the Series A preferred stock, an amount per share equal to the stated value.

Description of Series B Preferred Stock

The Company has designated a series of Preferred Stock as Series B Preferred Stock. The holders of the Series B preferred stock are entitled to vote upon all matters upon which holders of the common stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of common stock into which the shares of preferred stock, pursuant to certain conversion and anti-dilution rights, could be converted on the appropriate record date. The holders of the Company's Series B preferred stock are not entitled to receive any dividends. In the event of a liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of the shares of the Company's Series A preferred stock and the Series B preferred stock then issued and outstanding are entitled to be paid out of the assets of the Company available for distribution to its shareholders on a pari passu basis, before any payment is made to the holders of shares of common stock or upon any other series of preferred stock of the Company that is junior to the Series A preferred stock and the Series B preferred stock, an amount per share equal to the stated value.

Item 5.  Interests of Named Experts and Counsel.

Frank J. Hariton, securities counsel to the Registrant owns an aggregate of 8,425 shares of common stock and each of his daughters, one of whom is a minor, owns 6,000 shares of the Company's common stock. Mr. Hariton disclaims any beneficial ownership in the shares owned by his daughters.

Item 6.  Indemnification of Directors and Officers.

The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Nevada Revised Statutes. This summary is qualified in its entirety by reference to the text thereof.

Section 78.751 of the Nevada Revised Statutes confers on a director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit, or proceeding. This section also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Nevada Revised Statutes indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied.

The Nevada Revised Statutes expressly make indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors, the shareholders, or independent legal counsel. The Nevada Revised Statutes also permit a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorneys' fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain insurance to provide indemnification.

The Nevada Revised Statutes also provide that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested directors.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section 78.751 of the Nevada Revised Statues.

The Company's articles of incorporation and bylaws do contain specific provisions relating to indemnification of directors, officers, employees, and/or agents of the Company. The Company has indemnified its officers and directors to the full extent permitted by the above referenced statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

5.1     *Opinion of Frank J. Hariton
10.1 *Consulting Agreement, dated as of January 24, 2006, by and between the Registrant and Howard Alweil
23.1    *Consent of Independent Certified Public Accountants.

* filed this filing

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an empl0yee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 10th day of February, 2006.

SecureCARE Technologies, INC.

By: /s/ ROBERT WOODROW
    ---------------------------
    Robert Woodrow, CEO

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of February, 2006.

      Signature                         Title
      ---------                         -----

/s/ ROBERT WOODROW                 CEO and a Director
---------------------------
Robert Woodrow

/s/ RICHARD CORLIN                 Director (Chairman of the Board)
---------------------------
Richard Corlin

/s/ ALAN J. STAMY                  Director
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Alan J. Stamy

---------------------------        Director
Robert McMillan

/s/ NEIL BURLEY                    CFO (Principal Financial Officer)
---------------------------
Neil Burley